Exhibit 5.3

June 6, 2018

The Chemours Company

1007 Market Street

Wilmington, Delaware 19899

Re:	The Chemours Company – Registration Statement on Form S-3ASR –€450,000,000 aggregate principal amount of 4.000% Senior Notes due 2026

Ladies and Gentlemen:

We have acted as special Mississippi counsel to First Chemical Corporation, a Mississippi corporation (“First Chemical Corporation”); First Chemical Holdings, LLC, a Mississippi limited liability company (“First Chemical Holdings”); and ChemFirst Inc., a Mississippi corporation (“ChemFirst” and, together with First Chemical Corporation and First Chemical Holdings, the “Mississippi Guarantors”), for the purpose of providing this opinion in connection with the offer and sale by The Chemours Company, a Delaware corporation, (the “Company”) of €450,000,000 aggregate principal amount of the Company’s 4.000% Senior Notes due 2026 (the “Notes”) and the guarantees (the “Guarantees”) of the Notes by the Mississippi Guarantors and the other guarantors thereof (altogether, the “Guarantors”), in each case pursuant to (1) a prospectus supplement dated May 22, 2018 and the accompanying base prospectus dated May 4, 2017 (such documents, collectively, the “Prospectus”) that form part of the Company’s and the Guarantors’ effective Registration Statement on Form S-3ASR (File No. 333-217642), as amended by Post-Effective Amendment No. 1 (as amended, the “Registration Statement”), filed by the Company and the Guarantors with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and (2) an Underwriting Agreement (the “Underwriting Agreement”), dated as of May 22, 2018, by and among the Company, the Guarantors and the several underwriters named in Schedule A thereto.

The Notes and the Guarantees have been issued pursuant to an indenture (the “Base Indenture”), dated as of May 23, 2017, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture for the Notes (the “Supplemental Indenture”), dated as of June 6, 2018, by and among the Company, the Guarantors, the Trustee, Elavon Financial Services DAC, UK Branch, as paying agent, and Elavon Financial Services DAC, as registrar and transfer agent (the Base Indenture, as supplemented by the Supplemental Indenture thereto, the “Indenture”). The Guarantees are contained in the global note representing the Notes (the “Global Note”).

The Chemours Company

June 6, 2018

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Notes and the Guarantees.

We call your attention to the fact that we do not represent the Mississippi Guarantors on a regular basis and that we have represented the Mississippi Guarantors only in a limited capacity in connection with certain specific matters as to which we were consulted by the Mississippi Guarantors, and we have not been engaged for any other purposes. There may exist matters of a legal nature which could have a bearing on the documents described herein and the transactions related thereto with respect to which we have not been consulted.

In connection with this opinion, we have reviewed the following documents (item E below and the Supplemental Indenture are collectively referred to herein as the “Transaction Documents”; items F(i) through F(vi), inclusive, below are collectively referred to herein as the “Organizational Documents”):

A.       The Registration Statement;

B.       The Prospectus;

C.       The Underwriting Agreement;

D.       The Indenture;

E.       The Global Note (including the Guarantees);

F.       an Omnibus Secretary Certificate dated as of the date hereof executed by the secretary or assistant secretary, as applicable, of each Mississippi Guarantor and certain other entities named therein on behalf of each Mississippi Guarantor and such other entities, certifying the following among other things:

i.	Articles of Incorporation of First Chemical Corporation as in effect as of the date of such certificate;

ii.	Certificate of Formation of First Chemical Holdings as in effect as of the date of such certificate;

iii.	Articles of Incorporation of ChemFirst as in effect as of the date of such certificate;

The Chemours Company

June 6, 2018

iv.	Bylaws of First Chemical Corporation as in effect as of the date of such certificate;

v.	Second Amended and Restated Limited Liability Company Operating Agreement of First Chemical Holdings as in effect as of the date of such certificate;

vi.	Bylaws of ChemFirst as in effect as of the date of such certificate;

vii.	Resolutions adopted by each Mississippi Guarantor and certain other entities named therein relating to the Transaction Documents and the transactions contemplated thereby, as being in effect on the date of such certificate; and

viii.	Incumbency and specimen signatures of certain corporate officers and limited liability company representatives, as applicable, of the Mississippi Guarantors; and

G.       Separate Certificates of Good Standing each dated June 5, 2018 relating to First Chemical Corporation, First Chemical Holdings, and ChemFirst, respectively, issued by the Secretary of State of the State of Mississippi (each, a “Certificate of Good Standing”).

We have also examined such certificates of public officials and of corporate officers and limited liability company representatives of the Mississippi Guarantors, as applicable, and other documents and records and such questions of law as we have deemed necessary as a basis for the opinions set forth below. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system, and that all final documents conform in all material respects to the drafts delivered to us with all blank spaces appropriately completed and all appropriate exhibits attached. As to various facts material to the opinions set forth herein, we have relied upon the statements made in the Registration Statement and the Transaction Documents and upon such certificates of public officials and of corporate officers and limited liability company representatives of the Mississippi Guarantors, as applicable, which facts we have not independently verified.

The opinions set forth herein are limited to the law of the State of Mississippi, and we express no opinion as to the law of any other jurisdiction. We render no opinion on any securities or blue sky laws, rules, or regulations. We express no opinion on the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

The Chemours Company

June 6, 2018

Based upon and subject to the foregoing, we are of the opinion that:

1.       Each of First Chemical Corporation and ChemFirst is validly existing and in good standing as a corporation under the laws of the State of Mississippi. First Chemical Holdings is duly formed, validly existing, and in good standing as a limited liability company under the laws of the State of Mississippi. Our opinions in this Section 1 as to the valid existence and good standing of the Mississippi Guarantors are based solely upon our examination of the respective Certificate of Good Standing and are limited to the meaning ascribed to such certificates by the Secretary of State of the State of Mississippi.

2.       Each Mississippi Guarantor has the corporate or limited liability company, as applicable, power and authority to execute and to deliver the Transaction Documents, and to perform its obligations thereunder.

3.       The execution and delivery of the Transaction Documents by each Mississippi Guarantor, and the performance by each Mississippi Guarantor of its obligations under the Transaction Documents, have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of each such Mississippi Guarantor.

4.       The execution and delivery of the Transaction Documents by each Mississippi Guarantor do not, and the performance by each Mississippi Guarantor of its obligations thereunder will not, (a) conflict with the Organizational Documents, or (b) violate, in any material respect, any statute, law, rule, or regulation that, to our knowledge, is applicable to any Mississippi Guarantor.

5.       No authorization, approval or other action by, and no notice to, consent of, order of or filing with, any governmental or regulatory authority of the State of Mississippi is required to be made or obtained by any of the Mississippi Guarantors for the execution, delivery and performance of the Transaction Documents, except as have been obtained or made.

This opinion letter is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. In every instance in this opinion where we have relied on a document prepared, conclusion drawn, or certification made, by another person or entity, we have made no investigation of that other person or entity for purposes of corroborating the accuracy of any information or representations provided to us by that other person or entity; however, we have no knowledge of any facts which would lead us to believe such matters to be untrue or inaccurate.

This opinion letter is made as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, including, without limitation, any changes in Mississippi law. Insofar as the opinions herein relate to any actions to be taken after the date of this letter, the opinions are limited to the facts as they exist on the date hereof.

The Chemours Company

June 6, 2018

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Company’s Current Report on Form 8-K filed on June 6, 2018. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Butler Snow LLP

Butler Snow LLP